Exhibit 5.2

Date: 26 August 2024

The Board of Directors

Lytus Technologies Holdings Ptv. Ltd.

•I210 One BKC, Tower C

Bandra Kurla Complex, Bandra East Mumbai,

Maharashtra, India,

Mumbai, MH, 400051

Tel: +91 22 2267088720/21

Date: 23 August 2024

Re: Registration Statement on Form F-1 of Lytus Technologies Holdings Ptv. Ltd.

Dear Sirs/ Mesdames:

We have acted as counsel with respect to matters of Indian law to Lytus Technologies Holdings Ptv. Ltd. and are giving this opinion in connection with its Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission ”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed on 26 August 2024.

Based upon such facts and subject to the limitations set fo1th or incorporated by reference in the Registration’ Statement, the statements of law or legal conclusions in the Registration Statement under the captions “Government Regulation - Regulation in connection with our streaming service - India”, “Government Regulation- Regulations in connection with our proposed tele-medicine service - India” and “Tax Matters Applicable To U.S. Holders Of Our Common Shares - Indian Taxation” constitute the opinion of Pandya Juris.

In rendering this opinion, we have reviewed the Registratio11 Statement and such laws of the Republic of India as we considered relevant and necessary and as have been published and made publicly available, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India as applicable on the date of this opinion. This opinion is governed by and shall be construed in accordance with Indian law. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any change3 in applicable law which may hereafter occur. Our opinion is not binding on the Indian Government Authorities /Department or a cou1t. The Indian Authorities /Department may disagree with one or more of our conclusions, and a court may sustain the Indian· Authorities/Department’s position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder or an “expe1t” for the purposes of any law or regulation.